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                                                             EXHIBIT 28(H)(5)(A)

                              CONSULTING AGREEMENT

     This Consulting Agreement (this "Agreement"), is made and entered into as of May 27, 2011 (the "Effective Date"), by and between LINCOLN INVESTMENT ADVISORS CORPORATION, a Tennessee corporation (the "Adviser"), and MILLIMAN, INC., a Washington corporation ("Milliman").

     WHEREAS, the Adviser is the investment adviser to the Lincoln Variable Insurance Products Trust (the "Trust");

     WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act") and presently offers shares of beneficial interest representing interests in separate investment portfolios of each series of the Trust;

     WHEREAS, the Adviser desires to retain Milliman to furnish (i) certain consulting and related services to the Adviser with respect to the risk management overlay strategy ("Protection Strategy") for the series of the Trust listed on Schedule A attached hereto and made a part hereof, as it may be amended from time to time (the "Funds") and (ii) certain other consulting services with respect to the Adviser's risk management function for its affiliates that sponsor life and annuity products that invest in the Funds (collectively, the "Lincoln Affiliates");

     WHEREAS, Milliman is willing to furnish such services, as more fully set forth below.

     NOW THEREFORE, in consideration of the mutual covenants and for the mutual consideration contained herein, and intending to be legally bound, the parties agree as follows:

1.   APPOINTMENT AS CONSULTANT.

     Milliman agrees to provide to the Adviser the services described in Section 2 below, subject to the direction and control of the Adviser. Milliman shall be an independent contractor and shall have no authority to act for or represent the Adviser or the Trust in any way, except as expressly authorized in this Agreement, any side letter referencing this Agreement ("Side Letter Agreement") or in the Trading Services Agreement between the parties hereto and dated as of the date hereof (the "Trading Agreement")

2.   SERVICES.


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     (a) Milliman shall provide to the Adviser the following information and services at the frequency described below or as may be reasonably requested by the Adviser from time to time:

          (i) On a daily basis by 1:00 PM Eastern Time, a daily report from its volatility management model and its capital protection model together with Milliman's recommendations as to the specific United States exchange-traded futures contracts recommended to implement the Protection Strategy as communicated to Milliman for each Fund ("US Futures"), based on:

               . Each Fund's daily asset allocation, to be provided by the Adviser to Milliman no later than 10:00 AM Eastern Time each day on which each Fund's shares are available for trading;

               . Each Fund's target level of volatility, as determined by the Adviser and provided to Milliman in writing from time to time;

               . The Adviser's instructions in writing from time to time regarding the specific types of US Futures eligible for purchase or sale by each Fund ("Eligible US Futures") as listed on Appendix A of the Trading Agreement;

               . Each Fund's guidelines as to the "capital protection strike price" - the strike price of the synthetic put constructed using Milliman's capital protection model - as determined by the Adviser and provided to Milliman in writing from time to time; and

               . Such other factors or variables as the parties may agree from time to time.

          (ii) On a daily basis by 5:00 PM Eastern Time, a daily report from its volatility management model and its capital protection model, updated with capital markets data through the close of US markets, together with Milliman's recommendations as to the specific Non-United States exchange-traded futures contracts recommended to implement the Protection Strategy as communicated to Milliman for each Fund ("Foreign Futures"), based on:

               . Each Fund's daily asset allocation provided by the Adviser to Milliman that morning;

               . Each Fund's target level of volatility, as determined by the Adviser and provided to Milliman in writing from time to time;

               . The Adviser's instructions in writing from time to time regarding the specific types of Foreign Futures eligible for purchase or sale by


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                    each Fund ("Eligible Foreign Futures") as listed on Appendix
                    A of the Trading Agreement and the foreign exchanges on which such trades may be executed;

               . Each Fund's guidelines as to the "capital protection strike price" - the strike price of the synthetic put constructed using Milliman's capital protection model - as determined by the Adviser and provided to Milliman in writing from time to time; and

               . Such other factors or variables as the parties may agree from time to time.

          (iii) daily assistance and recommendations to the Adviser regarding each Fund's cash allocations needed to fund initial and variation margin on the Fund's futures agreements and each Fund's open futures positions.

          (iv) on at least a quarterly basis, provide written reviews of the effectiveness of the Protection Strategy with respect to each Fund, in such format as agreed by the parties from time to time;

          (v) on a monthly basis, (a) a listing of all outstanding Fund futures positions; and (b) analytics regarding the contribution to returns of the Protection Strategy, including performance attribution and written performance commentary discussing how the Protection Strategy and the use of exchange-traded futures adapted to the previous month's capital market events;

          (vi) based upon information provided by the Adviser relating to investments held by the Funds other than futures (namely, underlying mutual funds and cash), performance charts and graphs, research publications and text for Adviser's use with sales representatives and financial advisers;

          (vii) upon the reasonable request of the Adviser, attend internal sales meetings to provide information about Milliman and the Protection Strategy;

          (viii) provide such other information and reports regarding Milliman's services to the Adviser that the Adviser may reasonably request and which are related to the services described in this Agreement; and

          (ix) upon the reasonable request of the Adviser, attend the Trust's Board of Trustee meetings to provide information related to its services to the Adviser.

     (b) Each of the parties acknowledge and agree that the Adviser has agreed to restructure the Funds to embed the Protection Strategy into the Funds, instead of implementing a similar risk management overlay covering the Funds at the Lincoln corporate level, based on Milliman's agreement (i) to the terms and conditions of this Agreement, the Side Letter, and the Trading Agreement and
(ii) to provide operational support and


                                                                               3

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cooperation to the Adviser to facilitate the Adviser's risk management function for the Lincoln Affiliates ("Operational Services"), as more fully described in a Statement of Work ("SOW") dated as of even date herewith pursuant to that certain Master Consulting Services Agreement dated as of May 15, 2006 between Milliman and Lincoln National Corporation (including the SOW, the "Master Agreement"). In the event of the termination of the Master Agreement, Milliman agrees to provide transition support and cooperation to the Adviser at Milliman's then-current standard time and expense billing rates as reasonably requested by the Adviser, to the extent such support does not cause a violation of Section 5 of this Agreement.

     (c) Milliman, at its expense, will furnish all necessary investment, administrative, and management staff (including salaries of personnel), facilities, and equipment necessary to execute its obligations under this Agreement.

3.   NO DISCRETION.

     Milliman and the Adviser acknowledge and agree that (i) Milliman is not providing discretionary investment advice to the Adviser or the Funds; (ii) Milliman has no advisory authority with respect to the Funds; and (iii) the Adviser is solely responsible for the implementation of the Funds' investment program.

4.   DATA.

     The Adviser shall at all times be and remain responsible for the integrity and accuracy of the data described in Section 2 which it provides to Milliman. In no event shall Milliman be responsible for, and nothing in this Section shall be construed to shift any such responsibility from the Adviser to Milliman for such data.

     Milliman will provide information from its volatility management model and its capital protection model, together with Milliman's recommendations, to assist the Adviser in making Adviser's risk management decisions with respect to its investment strategy for the Funds, including specific types of contracts eligible for purchase or sale by each Fund and the exchanges on which such trades may be executed. Unless otherwise provided in this Agreement, the Adviser shall be solely responsible for the methodology that it will rely on and the Adviser acknowledges and agrees that neither Milliman nor its stockholders, members, managers, officers, directors, agents or employees shall be liable for any liability that the Adviser or the Funds incur from relying upon that methodology, provided that Milliman has met the standard of care set forth herein, nor shall Milliman be responsible for necessary data that the Adviser does not provide in a timely manner. Should the Adviser identify errors in the outputs from Milliman's models or recommendations or require a change in the outputs, recommendations or processes, Milliman shall provide reasonable assistance to the Adviser in updating the outputs, recommendations or processes and shall provide audit detail sufficient to support the Adviser's instructions described in Section 2 above. The Adviser agrees that neither Milliman nor its stockholders, members, managers, officers, directors, agents or employees will be liable for any liability of the Adviser or the Funds resulting from (a) any errors identified in the outputs from Milliman's models or recommendations or processes, or the Adviser's request to change the outputs,


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recommendations or processes; (b) any honest mistake of judgment in Milliman's outputs, recommendations or processes, or any error, inaccuracy or miscalculation included in any report to the Adviser; or (c) the Adviser's use of a Milliman report, regardless of any mistakes of judgment, errors, inaccuracies or miscalculations contained therein, provided that with respect to each of (a), (b), and (c) above, Milliman has met the standard of care set forth in this Agreement.

     The Adviser agrees that Milliman cannot predict future activity in financial markets or that Milliman's outputs from its models or its recommendations will prove optimal for every situation. While Milliman undertakes to assist the Adviser as described above to correct any errors or omissions in provision of the services, there is no assurance of a successful investment result from using Milliman's outputs or recommendations.

5.   PROPRIETARY RIGHTS.

     Milliman shall retain all rights, title and interest (including, without limitation, all copyrights, patents, service marks, trademarks, trade secret and other intellectual property rights) in and to all technical or internal designs, methods, ideas, concepts, know-how, techniques, generic documents and templates ("Tools") that have been previously developed by Milliman or such Tools developed during the course of the provision of the services described in this Agreement, provided such Tools do not contain any of the Adviser's Confidential Information (as defined in Section 13 herein) or proprietary data. Rights and ownership by Milliman of its Tools shall not extend to or include all or any part of the Adviser's proprietary data or the Adviser's Confidential Information.

     The materials provided by Milliman pursuant to the services described hereunder ("Work Product") are prepared solely for the internal business use of the Adviser with respect to the Funds, except as forth in this subsection. The Work Product may not be distributed, disclosed, copied or otherwise furnished to any third party without Milliman's prior written consent, except to the Board of Trustees of the Trust, the Funds' service providers, and their respective auditors ("Permitted Recipients") or as requested by regulatory authorities or as otherwise required by law, regulation or court order. Any distribution of the Work Product that requires Milliman's prior written consent must be in its entirety, and will require a signed third party release prior to distribution. Milliman does not intend to benefit any third party recipient of the Work Product, even if Milliman consents to the release of its Work Product to such third party. Nothing in this Agreement shall confer rights upon, nor shall this Agreement be construed to create any rights in, any person that is not a party to this Agreement.

     Except as otherwise provided in Sections 13 and 14 herein, nothing included in any of Milliman's Work Product is to be used in any public filings with any public body, such as but not limited to the United States Securities and Exchange Commission or state insurance departments, without prior written consent from Milliman.

6.   STANDARD OF CARE.

     Milliman shall perform its duties hereunder in good faith and with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting


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in a like capacity and familiar with such matters would use in the conduct of any enterprise of like character.

7.   COMPENSATION.

     As compensation for the services to be rendered by Milliman under the provisions of this Agreement, the Trading Agreement, and for Milliman's obligations under any Side Letter Agreement and SOW, the Adviser will pay to Milliman compensation in accordance with the fee schedule as set forth in Schedule B attached hereto. All fees are due and payable as set forth in Schedule B.

8.   REPRESENTATIONS AND WARRANTIES.

     (a) Representations and Warranties of the Adviser. The Adviser represents, warrants and agrees that the Adviser (i) is registered with the Securities and Exchange Commission as an investment adviser under the Advisers Act of 1940, as amended (the "Advisers Act") and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement and has received a copy of Milliman's Form ADV
Part 2A in advance of the execution of this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or other applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Milliman of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

     (b) Representations and Warranties of Milliman. Milliman represents, warrants and agrees as follows: Milliman (i) is registered with the Securities and Exchange Commission as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect;
(ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement and has provided its Form ADV Part 2A to the Adviser in advance of the execution of this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or other applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; (v) will promptly notify the Adviser of the occurrence of any event that would disqualify Milliman from serving as an investment adviser pursuant to the Advisers Act; (vi) beginning as of the date of this Agreement, Milliman's use of its volatility management model and its capital protection model and its performance of this Agreement do not infringe on the intellectual property or other rights of any third party, are not the subject of any pending or threatened litigation and Milliman has not received any notice from a third party suggesting that it cease or desist from its use of such models; and (vii) Milliman has in place a plan (the "Business Continuity and


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Disaster Recovery Plan") to address issues that are reasonably likely to arise in the event of a disaster and that may potentially disrupt business continuity and/or performance of its services under this Agreement.

9.   TERM, TERMINATION AND ASSIGNMENT.

     This Agreement will operate on a continuous basis until terminated by either party with sixty (60) days' prior written notice to the other party, except that the Adviser may terminate this Agreement on ten (10) days' prior written notice in the event of a breach or breaches of this Agreement by Milliman which the Adviser deems, in its sole discretion, to be material. This Agreement shall automatically terminate with respect to a Fund in the event that the investment advisory contract between the Adviser and such Fund shall have terminated for any reason but shall continue with respect to the other Funds. Neither party shall assign this agreement without the express prior written consent of the other party.

10.  LIMITATION OF LIABILITY.

     (a) EXCEPT FOR INTENTIONAL FRAUD OR WILLFUL MISFEASANCE, (i) A BREACH BY MILLIMAN OF SECTION 8(B)(VI) (INFRINGEMENT) OR (ii) A BREACH BY MILLIMAN OF
SECTION 8(B)(VII) (BUSINESS CONTINUITY PLAN), NEITHER PARTY SHALL BE LIABLE TO THE OTHER, OR TO ANY OTHER PERSON, FOR ANY LOST PROFIT, LOSS OF USE, BUSINESS INTERRUPTION OR OTHER SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     (b) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT, NEITHER PARTY SHALL IN ANY EVENT BE LIABLE FOR ANY CLAIMS ARISING OUT OF THIS AGREEMENT IN EXCESS OF THREE TIMES THE FEE PAID TO MILLIMAN UNDER THIS AGREEMENT DURING THE TWELVE MONTHS PRECEDING THE CLAIM OR FIVE MILLION DOLLARS ($5,000,000), WHICHEVER IS LESS; THE FOREGOING LIMITATION SHALL NOT APPLY IN THE EVENT OF THE INTENTIONAL FRAUD OR WILLFUL MISCONDUCT OF A PARTY TO THIS AGREEMENT.

11.  MILLIMAN INDEMNITY.

     (a) To the fullest extent permitted by applicable law, the Adviser shall hold harmless and indemnify Milliman, its stockholders, members, managers, officers, directors, agents and employees (each, a "Milliman Indemnified Party") (regardless of such person's capacity and regardless of whether another Milliman Indemnified Party is entitled to indemnification) from and against any and all loss, liability, and expense (including without limitation taxes; penalties; judgments; fines; amounts paid or to be paid in settlement; costs of investigation and preparations; and expenses, disbursements, and reasonable fees of attorneys, whether or not the dispute or proceeding involves the Adviser (each a "Loss") for any third party claim that any Milliman Indemnified Party may incur or suffer in connection with the Adviser's grossly negligent act or omission in the performance of its duties under this Agreement or Adviser's breach of Section 5 ("Proprietary Rights") of this Agreement. This


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indemnity shall not apply to any such Loss incurred or suffered by Milliman to the extent that a court of competent jurisdiction has rendered a final determination that the Loss arises out of Milliman's own gross negligence or willful malfeasance in the performance of Milliman's duties under this Agreement; or constitutes reckless disregard of its obligations and duties under this Agreement; or arises out of Milliman's breach of the Side Letter. (For the avoidance of doubt, indemnifiable Losses for purposes of this Section shall not include reimbursement of Milliman for its routine costs and expenses in the performance of its duties under this Agreement, or any tax liability resulting from the operating activities of Milliman.)

     (b) This Section shall survive termination of this Agreement.

12.  ADVISER INDEMNITY.

     (a) To the fullest extent permitted by applicable law, Milliman shall hold harmless and indemnify the Adviser, its stockholders, members, managers, officers, directors, agents and employees (each, a " Lincoln Indemnified Party") from and against (regardless of such person's capacity and regardless of whether another Lincoln Indemnified Party is entitled to indemnification) from and against any and all loss, liability, and expense (including without limitation taxes; penalties; judgments; fines; amounts paid or to be paid in settlement; costs of investigation and preparations; and expenses, disbursements, and reasonable fees of attorneys, whether or not the dispute or proceeding involves Milliman (each a "Loss") for any third party claim that any Lincoln Indemnified Party may incur or suffer in connection with Milliman's grossly negligent act or omission in the performance of services under this Agreement or its violation of the Side Letter. This indemnity shall not apply to any such Loss incurred or suffered by a Lincoln Indemnified Party to the extent that a court of competent jurisdiction has rendered a final determination that the Loss arises out of the Adviser's own gross negligence or willful malfeasance in the performance of its duties under this Agreement or constitutes reckless disregard of its obligations and duties under this Agreement or Adviser's breach of Section 5 ("Proprietary Rights") of this Agreement. (For the avoidance of doubt, indemnifiable Losses for purposes of this Section shall not include reimbursement of the Adviser for its routine costs and expenses in the performance of its duties under this Agreement, or any tax liability resulting from the operating activities of the Adviser.)

     (b) This Section shall survive termination of this Agreement.

13.  CONFIDENTIAL INFORMATION.

     (a) All information and advice furnished by a party to another, including their respective agents, employees and officers, shall be treated as confidential and shall not be disclosed to unaffiliated third parties, except to Permitted Recipients or as requested by a regulatory authority or otherwise required by law, regulation or court order or as reasonably calculated to fulfill the purposes of this Agreement.

     (b) Neither party shall use any information or advice furnished by the other party ("Confidential Information") for any purpose whatsoever, except in connection with the services provided to the Adviser under this Agreement. Each party agrees to use commercially reasonable efforts to maintain the confidentiality of the Confidential


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Information, including without limitation, treating the Confidential Information in the same manner as it treats its own confidential information of a similar type, but in no case with less than reasonable care to prevent unauthorized use or disclosure of or access to such Confidential Information.

     (c) This Section shall survive termination of this Agreement.

14.  USE OF NAME AND CONFLICT DISCLOSURE.

     The Adviser may use Milliman's name in reference to the services provided by Milliman to the Adviser only with the prior written consent of Milliman. The Adviser shall furnish to Milliman, prior to its use, each piece of advertising, supplemental sales literature or other promotional materials in which Milliman or any of its affiliates is named. Milliman agrees to respond to any request for approval on a prompt and timely basis. Failure to respond within ten (10) calendar days to the Adviser shall relieve the Adviser of the obligation to obtain the prior written permission of Milliman.

     Milliman may identify the Adviser as a Milliman client in response to relevant inquiries relating to potential conflicts of interest from clients of other Milliman services.

15.  GOVERNING LAW.

     This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

16.  DISPUTES

     In the event of any dispute arising out of or relating to this Agreement, the parties agree that the dispute will be resolved by final and binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall take place before a panel of three arbitrators. Within 30 days of the commencement of the arbitration, each party shall designate in writing a single neutral and independent arbitrator. The two arbitrators designated by the parties shall then select a third arbitrator. The arbitrators shall have a background in derivatives trading and asset-liability management, or law. The arbitrators shall have the authority to permit limited discovery, including depositions, prior to the arbitration hearing, and such discovery shall be conducted consistent with the Federal Rules of Civil Procedure. The arbitrators shall have no power or authority to award punitive or exemplary damages. The arbitrators may, in their discretion, award the cost of the arbitration, including reasonable attorney fees, to the prevailing party. Any award made may be confirmed in any court having jurisdiction. Any arbitration shall be confidential, and except as required by law, neither party may disclose the content or results of any arbitration hereunder without the prior written consent of the other parties, except that disclosure is permitted to a party's auditors and legal advisors.

17.  NOTICES.


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     Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be given in writing, delivered, or mailed to the other party, or transmitted by facsimile to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

     If to Milliman:

     Milliman, Inc.
     71 S. Wacker Drive, 31st Floor
     Chicago, IL 60606
     Attn: Kenneth P. Mungan
     Fax: (312) 499-5700

     If to the Adviser:

     Lincoln Investment Advisers Corporation
     One Granite Place
     Concord, NH 03301
     Attn: President
     Fax: (484) 583-8722

18.  MISCELLANEOUS.

     The Agreement shall bind and be for the benefit of the parties hereto and their successors and permitted assigns.

     If any provision of this Agreement is or should become inconsistent with any law or rule of any governmental or regulatory body having jurisdiction over the subject matter of this Agreement, the provision will be deemed to be rescinded or modified in accordance with any such law or rule.

     No term or provision of this Agreement may be waived or changed except in writing signed by the party against whom such waiver or change is sought to be enforced.

     This Agreement and the Schedules attached hereto, as they may be amended from the time to time, together with the Side Letter Agreement, the Trading Agreement and the Master Agreement, constitute the entire understanding among the parties concerning the subject matter of this Agreement and shall supersede all prior agreements, oral or written, between the parties.

     This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Photocopies and electronic copies of this executed Agreement shall have the full force and effect of an original.


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     IN WITNESS WHEREOF, the parties have caused this instrument to be signed by their duly authorized representatives, all as of the day and year first above written.

MILLIMAN, INC.                          LINCOLN INVESTMENT ADVISORS CORPORATION


By: /s/ Kenneth P. Mungan               By: /s/ Daniel R. Hayes
    ---------------------------------       ------------------------------------
Name: Kenneth P. Mungan                 Name: Daniel R. Hayes
Title: Principal                        Title: President


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


                                   SCHEDULE A

                                      FUNDS

FUNDS                                               EFFECTIVE DATE
----------------------------------------   -------------------------------
LVIP Protected Profile 2010 Fund           Targeted for May 27, 2011
LVIP Protected Profile 2020 Fund           Targeted for May 27, 2011
LVIP Protected Profile 2030 Fund           Targeted for May 27, 2011
LVIP Protected Profile 2040 Fund           Targeted for May 27, 2011
LVIP Protected Profile 2050 Fund           Targeted for May 27, 2011
LVIP Protected Profile Conservative Fund   To be determined by the mutual
                                           agreement of the parties.
LVIP Protected Profile Moderate Fund       To be determined by the mutual
                                           agreement of the parties.
LVIP Protected Profile Moderately          To be determined by the mutual
Aggressive Fund                            agreement of the parties.

Dated: May 27, 2011


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                                   SCHEDULE B

                                  COMPENSATION

As compensation for the services rendered by Milliman to the Adviser, the Adviser shall pay to Milliman a fee each month based on the aggregate average monthly net assets in the Funds and the annual rate set forth below (the "Charges"):

AGGREGATE AVERAGE MONTHLY NET
ASSETS OF THE FUNDS                FEE AMOUNT
-----------------------------   ---------------
First $500 million              10 basis points
Next $500 million               9 basis points
Next $2 billion                 8 basis points
Next $1.5 billion               7 basis points
All assets over $4.5 billion    6 basis points

The fee shall be payable for each month within 10 business days after the end of such month. Milliman reserves the right to stop all work if any amount of the Charges goes unpaid for ninety (90) days, provided that Milliman has notified the Adviser that it has not received payment and such unpaid balance remains unpaid after 10 days from the date Lincoln received such notice. Notwithstanding the forgoing, in the event that the Adviser reasonably disputes any portion of the Charges, Milliman shall not have the right to stop work if the Adviser pays the undisputed Charges and describes to Milliman the nature of the Adviser's dispute.

If Milliman shall serve for less than an entire month, the foregoing compensation shall be prorated. In the event of a termination by either party, Milliman shall be entitled to collect the outstanding balance, as well as charges for services actually performed and expenses incurred up to the date of termination.

Dated: May 27, 2011


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